Exhibit 7 to Form T-1

Bank Call Notice

RESERVE DISTRICT NO. 2
CONSOLIDATED REPORT OF CONDITION OF

JPMorgan Chase Bank, N.A.
of 270 Park Avenue, New York, New York 10017
and Foreign and Domestic Subsidiaries,
a member of the Federal Reserve System,

at the close of business December 31, 2004, in
accordance with a call made by the Federal Reserve Bank of this
District pursuant to the provisions of the Federal Reserve Act.

		Dollar Amounts
ASSETS		in Millions
Cash and balances due from depository institutions:
Noninterest-bearing balances and currency and coin		$33,880
Interest-bearing balances		32,628
Securities:
Held to maturity securities		110
Available for sale securities		78,962
Federal funds sold and securities purchased under agreements to resell
Federal funds sold in domestic offices		31,459
Securities purchased under agreements to resell		106,872
Loans and lease financing receivables:
Loans and leases held for sale		24,495
Loans and leases, net of unearned income	$341,550
Less: Allowance for loan and lease losses	5,313
Loans and leases, net of unearned income and allowance		336,237
Trading Assets		236,768
Premises and fixed assets (including capitalized leases)		7,994
Other real estate owned		141
Investments in unconsolidated subsidiaries and associated companies		786
Customers’ liability to this bank on acceptances outstanding		471
Intangible assets
Goodwill		23,120
Other Intangible assets		9,871
Other assets		43,571
TOTAL ASSETS		$967,365

LIABILITIES
Deposits
In domestic offices		$367,865
Noninterest-bearing	$133,284
Interest-bearing	234,581
In foreign offices, Edge and Agreement subsidiaries and IBF’s		149,845
Noninterest-bearing	$7,002
Interest-bearing	142,843
Federal funds purchased and securities sold under agreements to repurchase:
Federal funds purchased in domestic offices		15,415
Securities sold under agreements to repurchase		71,311
Trading liabilities		140,576
Other borrowed money (includes mortgage indebtedness and obligations under capitalized leases)		77,735
Bank’s liability on acceptances executed and outstanding		471
Subordinated notes and debentures		18,767
Other liabilities		43,384
TOTAL LIABILITIES		885,369
Minority Interest in consolidated subsidiaries		1,356
EQUITY CAPITAL
Perpetual preferred stock and related surplus		0
Common stock		1,785
Surplus (exclude all surplus related to preferred stock)		58,290
Retained earnings		20,968
Accumulated other comprehensive income		(403)
Other equity capital components		0
TOTAL EQUITY CAPITAL		80,640

TOTAL LIABILITIES, MINORITY INTEREST, AND EQUITY CAPITAL		$967,365

I, Joseph L. Sclafani, E.V.P. & Controller of the above-named bank, do hereby declare that this Report of Condition has been prepared in conformance with the instructions issued by the appropriate Federal regulatory authority and is true to the best of my knowledge and belief.

JOSEPH L. SCLAFANI

We, the undersigned directors, attest to the correctness of this Report of Condition and declare that it has been examined by us, and to the best of our knowledge and belief has been prepared in conformance with the instructions issued by the appropriate Federal regulatory authority and is true and correct.

WILLIAM B. HARRISON, JR.	)
JAMES DIMON	)	DIRECTORS
MICHAEL J. CAVANAGH	)